Exhibit 23.5

CONSENT OF

ELLIS JONES

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Lazard Ltd in the Registration Statement of Lazard Ltd and Lazard Group Finance LLC on Form S-1 (including any and all amendments or supplements thereto) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

By:	/s/ Ellis Jones
Ellis Jones

April 7, 2005